FORM OF CUSTODIAN AGREEMENT

               (ADDITION OF THE SMALL CAP AGGRESSIVE GROWTH FUND)

Firstar Bank, N.A.
777 E. Wisconsin Ave.
Milwaukee, WI   53202

Gentlemen:

                  Pursuant to Paragraph 16 of the Custodian Agreement dated as of July 29, 1988 and amended as of May 1, 1990, between Firstar Funds, Inc. (formerly, Portico Funds, Inc. and formerly Elan Funds, Inc.) (the "Company") and Firstar Trust Company, as assigned to you (formerly Firstar Bank Milwaukee, N.A.) by assignment dated October 1, 1998, the Company requests that you render services as Custodian under the terms of said agreement with respect to the Small Cap Aggressive Growth Fund, an additional portfolio which the Company is establishing. Your compensation for the services provided under said agreement for said additional portfolio shall be determined in accordance with the fee schedule attached hereto.

                  Please sign two copies of this letter where indicated to signify your agreement to serve as Custodian and to the compensation terms set forth on the attached fee schedule.

                                       Sincerely,

Dated:  June __, 2000                  FIRSTAR FUNDS, INC.



                                       By: ______________________
                                      (Authorized Officer)

ACKNOWLEDGED AND AGREED:
FIRSTAR BANK, N.A.
(formerly Firstar Bank Milwaukee, N.A.)


By:                                                     Dated:  June __, 2000
    --------------------------------
         (Authorized Officer)





                               FIRSTAR BANK, N.A.
             MUTUAL FUND CUSTODIAL AGENT SERVICE ANNUAL FEE SCHEDULE
                                       FOR
                        SMALL CAP AGGRESSIVE GROWTH FUND

ANNUAL FEE based on total assets of the Firstar Fund:

_____% on the first $2 billion
_____% on the next $2 billion
_____% on the balance in excess of $4 billion

Investment Transactions: Purchase, sale, exchange, tender, redemption ( maturity), receipt and delivery.

$_____   per Book Entry Securities (Depository or Federal
                  Reserve System).
$_____   per Definitive Security (Physical).
$_____   per Euroclear.
$_____   per Principal reduction on pass-through certificates.
$_____   per Option/Futures Contract.
$_____   per variation margin transaction.
$_____   per Mutual Fund trade.
$_____   per Fed Wire deposit or withdrawal.
$_____   per Commercial Paper.
$_____   per Repurchase Agreement.


Extraordinary expenses based on time and complexity involved.

Out-of-Pocket Expenses:  Charged on the account.

Fees are billed quarterly based on the value at the beginning of the quarter.